Exhibit 99.1

PEOPLES COMMUNITY BANCORP, INC. AND KENWOOD BANCORP, INC. SIGN MERGER
AGREEMENT

CINCINNATI--(BUSINESS WIRE)--Aug. 23, 2001--Peoples Community Bancorp, Inc., parent of Peoples Community Bank, (Nasdaq:PCBI - news) and Kenwood Bancorp, Inc., parent of Kenwood Savings Bank, jointly announced today the signing of a definitive agreement and plan of reorganization whereby Peoples Community Bancorp, Inc. will acquire Kenwood Bancorp, Inc.

Peoples Community Bank completed its conversion to stock ownership and simultaneous merger with the Oakley Improved Building and Loan Company and Harvest Home Financial Corporation on March 29, 2000. Peoples also completed its acquisition of Market Financial Corporation and its wholly-owned subsidiary Market Bank on March 30, 2001. Kenwood Savings Bank operates three offices in Kenwood, Brentwood and Northgate.

Under the terms of the agreement, Peoples will pay $25.22 in cash for each of the 287,747 outstanding shares of Kenwood. Kenwood's outstanding stock options will be redeemed for cash equal to $25.22 per share less the exercise price of the options prior to closing. Total consideration paid to all shareholders will be $7,500,000.

The merger is expected to be consummated in the fourth quarter of 2001, pending approval by Kenwood's shareholders, regulatory approval and other customary conditions of closing.

At June 30, 2001, Kenwood had total assets of $56.9 million, deposits of $48.9 million and shareholders' equity of $4.5 million.

At June 30, 2001, Peoples had total assets of $387.6 million, deposits of $209.9 million and shareholders' equity of $38.3 million. For the three months ended June 30, 2001, Peoples reported net income of $763,000 with an annualized return on assets of 0.79% and a return on shareholders' equity of 7.87%.

Jerry Williams, President and Chief Executive Officer of Peoples stated, "We are very pleased to announce this merger with Kenwood Bancorp, Inc. This acquisition is consistent with our previously stated growth plans and provides Peoples with an opportunity to further expand into Hamilton County. With Kenwood we will now be well positioned to pursue other growth opportunities. We look forward to welcoming Kenwood customers and employees."

Tom Burns, Executive Vice President and Chief Executive Officer of Kenwood Bancorp, Inc., stated, "We believe that this transaction will benefit our shareholders, customers, employees and community. Our customers can expect us to offer additional banking products and services and our employees will have the opportunity to grow and prosper as a part of a larger company. As part of Peoples we will be in a stronger competitive position in the years ahead."

____________________________
Contact:

  Peoples Community Bancorp, Inc., West Chester, Ohio
  Thomas J. Noe, 513/870-3530
  or
  Kenwood Bancorp, Inc., Cincinnati
  Thomas W. Burns, 513/791-2834